Exhibit 99.1

FOR IMMEDIATE RELEASE

Active Power Receives Positive Notification from NASDAQ

Company Current with All SEC Filings and Meets All Requirements for Continued Listing of Shares

Austin, Texas (May 24, 2007) – Active Power, Inc. (NASDAQ: ACPW), inventor and manufacturer of the most reliable and energy-efficient critical power systems in the world, has been notified by NASDAQ’s Listing Qualifications Panel that Active Power has complied with the continued listing standards of The Nasdaq Stock Market. As a result of the recent filing of the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2006, and its quarterly report on Form 10-Q for the quarter ended March 31, 2007, Active Power is now current with all of its SEC filing requirements.

Accordingly, NASDAQ has determined Active Power is compliant with all of the listing requirements and will continue the listing of company shares on The Nasdaq Stock Market.

“We are pleased with the determination of the NASDAQ Listing Qualifications Hearing Panel and removing the risk of delisting of our common stock,” said Jim Clishem, CEO and president of Active Power. “With the NASDAQ issues resolved, we can continue to focus on our domestic and international go-to-market strategies to help shape and grow the business. Active Power continues to generate market traction with our energy efficient, reliable and green flywheel-based technology and our products are well positioned to meet the demands of today’s market.”

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About Active Power

Active Power (NASDAQ: ACPW) provides efficient, reliable and green critical power solutions and uninterruptible power supply (UPS) systems to enable business continuity in the event of power disturbances. Founded in 1992, Active Power’s flywheel-based UPS systems protect critical operations in data centers, healthcare facilities, manufacturing plants, broadcast stations and governmental agencies in more than 40 countries. Active Power also offers CoolAir, the only solution that provides both backup power and backup cooling. With expert power system engineers and worldwide services and support, Active Power ensures organizations have the power to perform. For more information, please visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements

This release may contain forward-looking statements that involve risks and uncertainties. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Specific risks include delays in new product development, product performance and quality issues and the acceptance of our current and new products by the power quality market. Please refer to Active Power filings with the Securities and Exchange Commission for more information on the risk factors that could cause actual results to differ.

Active Power, the Active Power logo, and CleanSource are registered trademarks of, and CoolAir is a trademark of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Investor Contact:	Active Power Media Contact:

John Penver	Lee Higgins
Chief Financial Officer	Public Relations Manager
512-744-9243	512-744-9488
jpenver@activepower.com	lhiggins@activepower.com